EXHIBIT 10.11

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                           NEW WEST ACQUISITION CORP.

                          NEW WEST COMMUNICATIONS, INC.

                                       AND

                                   CRAIG COWAN



                         DATED AS OF SEPTEMBER 30, 1996
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                                TABLE OF CONTENTS

                                                                          PAGE
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ARTICLE I - DEFINITIONS....................................................  1
      1.1      DEFINITIONS.................................................  1
      1.2      INTERPRETATION..............................................  7

ARTICLE II - SALE AND PURCHASE OF ACQUIRED ASSETS; ASSUMPTION OF
               ASSUMED OBLIGATIONS.........................................  8
      2.1      ACQUIRED ASSETS.............................................  8
      2.2      ASSIGNMENT OF CONTRACTS, LEASES AND OTHER ASSETS............  9
      2.3      EXCLUDED ASSETS............................................. 10
      2.4      ASSUMED OBLIGATIONS......................................... 11
      2.5      NO OTHER LIABILITIES ASSUMED................................ 11

ARTICLE III - PURCHASE PRICE AND PAYMENT................................... 11
      3.1      PAYMENT OF PURCHASE PRICE................................... 11
      3.2      ALLOCATION OF CONSIDERATION................................. 13
      3.3      BULK SALES LAWS............................................. 13

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLING
               PARTIES..................................................... 13
      4.1      DUE INCORPORATION, ETC...................................... 13
      4.2      OWNERSHIP OF SELLER......................................... 14
      4.3      DUE AUTHORIZATION........................................... 14
      4.4      CONSENTS AND APPROVALS; NO CONFLICTS, ETC................... 14
      4.5      FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES............ 15
      4.6      NO ADVERSE EFFECTS OR CHANGES............................... 15
      4.7      FUTURE RELATIONSHIPS........................................ 17
      4.8      TITLE TO PROPERTIES......................................... 18
      4.9      CONDITION AND SUFFICIENCY OF ASSETS......................... 18
      4.10     REAL PROPERTY............................................... 18
      4.11     EQUIPMENT AND VEHICLES...................................... 19
      4.12     INVENTORIES................................................. 19
      4.13     ACCOUNTS RECEIVABLE......................................... 20
      4.14     INTELLECTUAL PROPERTY....................................... 20
      4.15     CONTRACTS................................................... 20
      4.16     PERMITS..................................................... 22
      4.17     INSURANCE................................................... 22
      4.18     EMPLOYEE BENEFIT PLANS...................................... 22
      4.19     EMPLOYMENT AND LABOR MATTERS................................ 23
      4.20     CAPITAL IMPROVEMENTS........................................ 23

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      4.21     TAXES....................................................... 23
      4.22     NO DEFAULTS OR VIOLATIONS................................... 24
      4.23     ENVIRONMENTAL MATTERS....................................... 25
      4.24     LITIGATION.................................................. 25
      4.25     NO CONFLICT OF INTEREST..................................... 26
      4.26     BANK ACCOUNTS............................................... 26
      4.27     CLAIMS AGAINST OFFICERS AND DIRECTORS....................... 26
      4.28     IMPROPER PAYMENTS........................................... 26
      4.29     DUE DILIGENCE MATERIALS..................................... 26
      4.30     NO OTHER AGREEMENT.......................................... 26
      4.31     CLOSING FINANCIAL STATEMENTS................................ 27
      4.32     BROKERS..................................................... 27
      4.33     INVESTMENT MATTERS.......................................... 27
      4.34     ACCURACY OF STATEMENTS...................................... 27
      4.35     NO REPRESENTATIONS OR WARRANTIES RE PROFITABILITY........... 28

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
               TRAVIS...................................................... 28
      5.1      DUE INCORPORATION/OWNERSHIP................................. 28
      5.2      DUE AUTHORIZATION........................................... 28
      5.3      CONSENTS AND APPROVALS; NO CONFLICTS, ETC................... 29
      5.4      BROKERS..................................................... 29
      5.5      CAPITALIZATION.............................................. 29
      5.6      VALUATION OF TRAVIS STOCK................................... 30
      5.7      ACCURACY OF STATEMENTS...................................... 30

ARTICLE VI - COVENANTS OF SELLING PARTIES.................................. 30
      6.1      IMPLEMENTING AGREEMENT...................................... 30
      6.2      INTERIM COMPENSATION........................................ 30
      6.3      PRESERVATION OF ACQUIRED ASSETS............................. 30
      6.4      COMPLIANCE WITH STATE TAX LAWS.............................. 30
      6.5      NON-COMPETITION............................................. 31
      6.6      USE OF NAME................................................. 33
      6.7      TERMINATION OF CERTAIN AGREEMENTS........................... 33
      6.8      TAX MATTERS................................................. 33

ARTICLE VII - COVENANTS OF PURCHASER....................................... 34
      7.1      TAX MATTERS................................................. 34

ARTICLE VIII - CLOSING..................................................... 34
      8.1      CLOSING..................................................... 34
      8.2      DELIVERIES BY SELLING PARTIES............................... 34
      8.3      DELIVERIES BY PURCHASER..................................... 36

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ARTICLE IX - INDEMNIFICATION............................................... 36
      9.1      SURVIVAL.................................................... 36
      9.2      INDEMNIFICATION BY SELLING PARTIES.......................... 36
      9.3      INDEMNIFICATION BY PURCHASER................................ 37
      9.4      CLAIMS...................................................... 38
      9.5      THIRD PARTY CLAIMS.......................................... 38
      9.6      PAYMENT OF INDEMNIFICATION OBLIGATIONS...................... 39
      9.7      EXCLUSIVE REMEDY............................................ 40
      9.8      INSURANCE OR THIRD PARTY INDEMNIFICATION.................... 40

ARTICLE X - MISCELLANEOUS.................................................. 40
      10.1     EXPENSES.................................................... 40
      10.2     AMENDMENT................................................... 40
      10.3     NOTICES..................................................... 40
      10.4     EFFECT OF INVESTIGATION..................................... 42
      10.5     WAIVERS..................................................... 42
      10.6     ASSIGNMENT.................................................. 42
      10.7     NO THIRD PARTY BENEFICIARIES................................ 42
      10.8     PUBLICITY................................................... 42
      10.9     FURTHER ASSURANCES.......................................... 42
      10.10    SEVERABILITY................................................ 42
      10.11    REMEDIES CUMULATIVE......................................... 43
      10.12    ENTIRE UNDERSTANDING........................................ 43
      10.13    APPLICABLE LAW.............................................. 43
      10.14    BINDING ARBITRATION......................................... 43
      10.15    COUNTERPARTS................................................ 45

EXHIBITS

Exhibit A               Form of Employment and Non-Competition Agreement
Exhibit B               Form of Bill of Sale
Exhibit C               Form of Opinion of Counsel to Seller
Exhibit D               Form of Opinion of Counsel to Purchaser

SCHEDULES

Schedule 1.1            Financial Statements
Schedule 2.1(a)         Equipment
Schedule 2.1(b)         Vehicles
Schedule 2.1(c)         Inventories

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Schedule 2.1(d)         Accounts Receivable
Schedule 2.1(f)         Intellectual Property
Schedule 2.1(h)(i)      Cash
Schedule 2.1(h)(ii)     Interim Compensation

Schedule 2.2(a)         Real Property Leases
Schedule 2.2(b)         Personal Property Leases
Schedule 2.2(c)         Seller Purchase Orders
Schedule 2.2(d)         Customer Purchase Orders
Schedule 2.2(e)         Independent Contractor Contracts
Schedule 2.2(f)         Other Contracts
Schedule 2.2(g)         Permits
Schedule 2.3            Excluded Assets
Schedule 2.4            Certain Current Liabilities
Schedule 3.2            Allocation of Purchase Price
Schedule 4.1            Jurisdictions in which Seller Is Qualified
Schedule 4.4            Required Consents
Schedule 4.5            Certain Changes
Schedule 4.10(i)        Sublessees
Schedule 4.17           Insurance
Schedule 4.19           Employment and Labor Matters
Schedule 4.20           Capital Improvements
Schedule 4.26           Bank Accounts
Schedule 5.3            Certain Other Consents and Approvals

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                            ASSET PURCHASE AGREEMENT

      THIS AGREEMENT is made as of the 30th day of September, 1996, by and between NEW WEST ACQUISITION CORP., a Delaware corporation ("Purchaser"), NEW WEST COMMUNICATIONS, INC., a California corporation ("Seller") and CRAIG COWAN, the sole shareholder of Seller ("Cowan", together with Seller, the "Selling Parties") and is joined by TRAVIS INTERNATIONAL, INC., a Delaware corporation, for the limited purpose of joining the representations and warranties contained in ARTICLE V hereof. Certain capitalized terms used herein are defined in
ARTICLE I.

                              W I T N E S S E T H:

      WHEREAS, Purchaser wishes to purchase from Seller and Seller wishes to sell to Purchaser all of the Acquired Assets (defined herein), and Purchaser wishes to assume all of the Assumed Obligations (also defined herein), all upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 DEFINITIONS. The following terms shall have the following meanings for the purposes of this Agreement:

      "Accounts Receivable" shall have the meaning provided in SECTION 2.1(d).

      "Acquired Assets" shall have the meaning provided in SECTIONS 2.1 and 2.2.

      "Affiliate" shall mean, with respect to any specified Person (i) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(ii) any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, of the specified Person or a Person described in CLAUSE (I) of this paragraph, (iii) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (iv) another Person in which the specified Person has a substantial beneficial interest or as to which the specified Person serves as trustee or in a similar capacity, (v) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse or any spouse of any such relative.
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      "Agreement" shall mean this Asset Purchase Agreement, including all exhibits and schedules hereto as it may be amended from time to time in accordance with its terms.

      "Assumed Obligations" shall have the meaning provided in SECTION 2.4.

      "Benefit Plans" shall have the meaning provided in SECTION 4.18.

      "Bulk Sales Laws" shall mean the Laws of any jurisdiction relating to bulk sales which are applicable to the sale of the Acquired Assets by Seller hereunder (other than laws described in Section 6.4).

      "Business" shall mean the business and operations of Seller.

      "Business Day" shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Houston, Texas generally are closed for business.

      "Cash" shall mean all cash, certificates of deposits, bank deposits and other cash equivalents, together with all accrued but unpaid interest thereon.

      "Cash Amount" shall have the meaning provided in SECTION 3.1(a).

      "Closing" shall mean the consummation of the transactions contemplated herein in accordance with ARTICLE VIII.

      "Closing Date" shall mean the date on which the Closing occurs or is to occur.

      "Closing Financial Statements" shall mean the unaudited Financial Statements of Seller prepared by Seller immediately prior to closing and delivered to Purchaser at Closing, which statements shall include accruals for all expenses, including the Interim Compensation incurred prior to Closing.

      "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

      "Confidential Information" shall mean all secrets, confidential information, customer lists, supplier information, and all other data of or pertaining to Seller with respect to the Business or to its financial affairs or products that is not and has not become ascertainable or obtainable from public or published information.

      "Consideration Stock" shall have the meaning provided in SECTION 3.1(b).

      "Continuing Employee" shall mean any employee of Seller who works at or is employed in connection with the Business immediately prior to the Closing, except for those employees who (i) are Excluded Employees, (ii) do not accept employment with Purchaser, (iii) are not actively at work for Seller on the Closing Date or (iv) who, at any time within 30 days after the Closing Date, voluntarily terminate employment with Purchaser or who are terminated by Purchaser for cause.

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      "Contract" shall mean any contract, lease, letter agreement, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or verbal, which is intended or purports to be binding and enforceable.

      "Customer Purchase Orders" shall have the meaning provided in SECTION 2.2(d).

      "Employment Agreement" shall mean the Employment and Non-Competition Agreement between Purchaser and Craig Cowan, Seller's president and sole shareholder, to be dated on or before the Closing Date, substantially in the form attached hereto as EXHIBIT A.

      "Ending Date" shall have the meaning provided in SECTION 6.5(a).

      "Environmental Law" shall mean any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superfund" or "Superlien" Law (including those already referenced in this definition), any similar Laws or regulations of the State of California or county of San Luis Obispo, and any other Law of any Governmental Authority having a similar subject matter.

      "Environmental Permit" shall mean any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

      "Environmental Warranty" shall mean a warranty contained in SECTION 4.23.

      "Equipment" shall have the meaning provided in SECTION 2.1(a).

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" shall mean, with respect to any Person, each corporation, trade or business that is, along with such Person, part of the controlled group of corporations, trades or businesses under common control within the meaning of sections 414(b) or (c) of the Code.

      "Escrow Agent" shall mean the escrow agent appointed by the Seller and the Purchaser pursuant to the Escrow Agreement.

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      "Escrow Agreement" shall mean the Escrow Agreement executed in connection herewith and attached hereto as EXHIBIT B.

      "Escrowed Shares" shall have the meaning provided in SECTION 3.1(b).

      "Excluded Assets" shall have the meaning provided in SECTION 2.3.

      "Excluded Obligations" shall have the meaning provided in SECTION 2.5.

      "Financial Statements" shall mean the unaudited financial statements of Seller with respect to the Business as of December 31, 1995, December 31, 1994 and August 31, 1996 which are set forth on SCHEDULE 1.1 consisting of the balance sheets at such dates and the related statements of earnings and retained earnings for the periods then ended.

      "GAAP" shall mean U.S. generally accepted accounting principles at the time in effect.

      "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

      "Hazardous Substance" shall mean any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

      "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under ARTICLE IX.

      "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under ARTICLE IX.

      "Information and Records" shall have the meaning provided in SECTION
2.1(e).

      "Intellectual Property" shall have the meaning provided in SECTION 2.1(f).

      "Interim Compensation" shall have the meaning set forth on SCHEDULE 2.1(H)(II).

      "Inventories" shall have the meaning provided in SECTION 2.1(c).

      "Latest Balance Sheet" shall mean the unaudited balance sheet of Seller with respect to the Business dated as of August 31, 1996 set forth on SCHEDULE 1.1.

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      "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment. consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

      "Leased Assets" shall mean all assets subject to any of the Real Property Leases or Personal Property Leases, or otherwise leased by Seller

      "Lien" shall mean any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

      "Loss" or "Losses" shall mean any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

      "Material Adverse Change" shall mean a change (or circumstance involving a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of Seller which is materially adverse or constitutes a material change in the ability of Purchaser to own the Acquired Assets or conduct the Business following the Closing.

      "Material Adverse Effect" shall mean an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Business which is materially adverse or has a material effect on the ability of Purchaser to own the Acquired Assets or conduct the Business following the Closing.

      "Other Assets" shall have the meaning provided in SECTION 2.1(K).

      "Other Contracts" shall have the meaning provided in SECTION 2.2(e).

      "Permits" shall have the meaning provided in SECTION 2.2(f).

      "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

      "Personal Property Leases" shall have the meaning provided in SECTION 2.2(b).

      "Purchaser" shall have the meaning provided in the PREAMBLE.

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      "Purchaser Indemnified Parties" shall mean Purchaser, Travis and each of their Affiliates and their respective officers, directors, employees, agents and representatives, provided that in no event shall Seller be deemed a Purchaser Indemnified Party.

      "Real Property Leases" shall have the meaning provided in SECTION 2.2(a).

      "Registration Rights Agreement" shall mean that certain Registration Rights Agreement by and among Travis and its shareholders dated as of May 28, 1992, as amended from time to time.

      "Related Agreement" shall mean any Contract which is or is to be entered into at the Closing or otherwise pursuant to this Agreement. The Related Agreements executed by a specified Person shall be referred to as "such Person's Related Agreements," "its Related Agreements" or another similar expression.

      "Required Consents" shall have the meaning provided in SECTION 4.4.

      "Secretary" shall have the meaning provided in SECTION 8.2(I).

      "Seller" shall have the meaning provided in the PREAMBLE.

      "Seller Indemnified Parties" shall mean Seller, and each of Seller's Affiliates and their respective officers, directors, employees, agents, and representatives, provided that in no event shall Purchaser be deemed a Seller Indemnified Party.

      "Seller Purchase Orders" shall have the meaning provided in
SECTION 2.2(c).

      "Seller Shares" shall have the meaning provided in SECTION 3.1(b).

      "Shareholders Agreement" shall mean that certain Shareholders Agreement by and among Travis and its shareholders dated as of May 28, 1992, as amended from time to time.

      "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

      "Tax Statute of Limitations Date" shall mean the close of business on the 90th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

      "Taxes" shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee's income

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withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

      "Territory" shall have the meaning provided in SECTION 6.5(a).

      "Title and Authorization Warranty" shall mean a representation or warranty in SECTION 4.1, 4.2, 4.3, 4.4 or 4.8.

      "Travis" shall mean Travis International, Inc., a Delaware corporation.

      "Travis Stock" shall mean the shares of Class A Common Stock of Travis, par value $.01 per share, delivered to Seller in connection with this agreement.

      "Vehicles" shall have the meaning provided in SECTION 2.1(b).

      1.2 INTERPRETATION. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any underscored references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms "hereunder", "hereof", "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

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                                   ARTICLE II

                      SALE AND PURCHASE OF ACQUIRED ASSETS;
                        ASSUMPTION OF ASSUMED OBLIGATIONS

      2.1 ACQUIRED ASSETS. Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, all of the assets owned by Seller (wherever located), except for those assets specifically excluded pursuant to SECTION 2.3 (all of the assets sold, assigned, transferred and delivered to Purchaser hereunder are referred to collectively herein as the "Acquired Assets"). The Acquired Assets include all of Seller's right, title and interest in and to the following:

            (a) EQUIPMENT. All machinery, equipment, furniture, tools, spare parts, supplies, maintenance equipment and supplies, warehouse racks, computers, office equipment, materials and other items of personal property of every kind and description (other than the Vehicles and Inventories, which are separately referenced in SECTIONS 2.1(b) and 2.1(c), respectively), including those items set forth on SCHEDULE 2.1(a) (the "Equipment");

            (b) VEHICLES. All trucks, trailers, automobiles and other vehicles set forth on SCHEDULE 2.1(b) (the "Vehicles");

            (c) INVENTORIES. All inventories wherever located whether or not reflected on the books of Seller, as of the Closing Date, including all raw materials, work in process and finished goods inventories, including those items set forth on SCHEDULE 2.1(c), which schedule does not include inventory which has been written down or written off;

            (d) ACCOUNTS RECEIVABLE. Any and all accounts receivable, trade receivables, notes receivable and other receivables (the "Accounts Receivable");

            (e) INFORMATION AND RECORDS. All technical information, confidential information, price lists, marketing information, lists of product number cross-references relating to the Company's products, sales records, customer lists and files (including customer credit and collection information), and other proprietary information (other than the Intellectual Property, which is separately referenced in SECTION 2.1 (f)), which are in Seller's care, custody or control or otherwise available to it (the "Information and Records");

            (f) INTELLECTUAL PROPERTY. The name "New West Communications" and any logos relating to such name and all trade names, trademarks, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer

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      programs, processes, formulas and all other intangible assets, properties and rights, including those items set forth on SCHEDULE 2.1(f) (the "Intellectual Property");

            (g) OTHER INTANGIBLES. Goodwill, if any, related to or used in conjunction with the Business;

            (h) CASH. All Cash and marketable securities, PROVIDED, HOWEVER, that Seller shall be entitled to retain, and distribute to Cowan (i) the amount of cash necessary to pay Cowan's personal federal income tax relating to operations of Seller during 1996 and California state income tax relating to operations of the Seller during 1996 prior to Closing and Seller's corporate income tax liability for S Corporations operated in California, as calculated by the parties immediately prior to Closing based upon the Closing Financial Statements and set forth on Schedule 2.1(h)(i) and based upon the assumption that payments to Cowan by Seller during the period between July 22, 1996 and Closing shall be deductible from income as compensation, and (ii) the amount of cash necessary to pay to Cowan the Interim Compensation; and

            (i) OTHER ASSETS. All other assets of Seller (except for Excluded Assets and other than those assets previously described in this SECTION 2.1), including proceeds of insurance policies paid with respect to claims made prior to the Closing Date, prepaid expenses and lease, utility and similar deposits of Seller and any and all deposits, prepayments, guaranties, letters of credit and other security held by Seller in connection with the Customer Purchase Orders described in SECTION 2.2(d) and the other Contracts described in SECTION 2.2(e) (the "Other Assets").

      2.2 ASSIGNMENT OF CONTRACTS, LEASES AND OTHER ASSETS. Subject to the terms and conditions of this Agreement, Seller will assign and transfer to Purchaser, effective as of the Closing Date, all of Seller's right, title and interest in and to, and Purchaser will take assignment of the following (and all of the following shall be deemed included in the term "Acquired Assets" as used herein):

            (a) REAL PROPERTY LEASES. All leases of real property set forth on
      SCHEDULE 2.2(a) (the "Real Property Leases");

            (b) PERSONAL PROPERTY LEASES. All leases of equipment, machinery, vehicles and other personal property set forth on SCHEDULE 2.2(b) (the "Personal Property Leases");

            (c) SELLER PURCHASE ORDERS. All open purchase orders and other Contracts, as set forth on SCHEDULE 2.2(c), for the purchase by Seller of goods, materials and/or services and such other purchase orders or other Contracts as shall be entered into between the date hereof and the Closing Date in the ordinary course of business of the Business and in accordance with the provisions of this Agreement, including SECTION 6.3(b) (the "Seller Purchase Orders");

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
            (d) CUSTOMER PURCHASE ORDERS. All open purchase orders and other Contracts, as set forth on SCHEDULE 2.2(d) for the sale by Seller of goods and/or services and such other purchase orders and other Contracts for the sale by Seller of goods and/or services as shall be entered into between the date hereof and the Closing Date in the ordinary course of business of the Business and in accordance with the provisions of this Agreement, including SECTION 6.3(b) (the "Customer Purchase Orders");

            (e) INDEPENDENT CONTRACTOR CONTRACTS. All current contracts relating to the independent contractor sales agents listed on SCHEDULE 2.2(e).

            (f) OTHER CONTRACTS. All other open Contracts set forth on SCHEDULE 2.2(f) and such other Contracts as shall be entered into between the date hereof and the Closing Date and which shall be expressly accepted and approved in writing by Purchaser prior to the Closing (the "Other Contracts"); and

            (g) LETTER AGREEMENTS. All letter agreements with suppliers and customers, including letter agreements with Lucent Technologies, Inc. if any exist as of the Closing Date.

            (h) PERMITS. All licenses, certificates, permits, variances, interim permits, permit applications, approvals, franchises, rights, code approvals and private product approvals under any Law applicable to the Business or otherwise required by any Governmental Authority in connection with the Business, including those set forth on SCHEDULE 2.2(H) (the "Permits").

Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Permit or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment thereof, without the consent of a third party thereto, would constitute a breach or violation thereof. If such a consent is required or if an attempted assignment is ineffective, Seller shall cooperate with Purchaser in any reasonable arrangement requested by Purchaser to provide for Purchaser the benefits under any such Contracts or Permits.

      2.3 EXCLUDED ASSETS. The assets of Seller listed on Schedule 2.3 shall be retained by Seller and are not being sold or assigned to Purchaser hereunder (all such assets referred to collectively as the "Excluded Assets"). Excluded Assets shall include (a) Seller's corporate seal, minute books, charter documents, corporate stock record books, and such other books and records relating to the organization, existence or capitalization of Seller; (b) all insurance policies in effect prior to the Closing Date and proceeds of such insurance policies paid with respect to any claims made on or before the Closing Date; (c) all contracts that have terminated or have expired prior to the Closing Date in the ordinary course of business and as permitted under the terms hereof; and (d) any assets listed on Schedule 2.3.

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
      2.4 ASSUMED OBLIGATIONS. At the Closing, Purchaser shall assume, and agree to pay, perform, fulfill and discharge, the following obligations of Seller (the "Assumed Obligations"):

            (a) the obligations of Seller which are required to be performed, and which accrue, after the Closing Date under the following Contracts (but not any liabilities of Seller in respect of a breach of or default under such Contracts arising prior to the Closing), to the extent such Contracts, and all rights of Seller thereunder, are effectively assigned to Purchaser on the Closing Date pursuant to SECTION 2.2: (i) the Real Property Leases; (ii) the Personal Property Leases; (iii) the Seller Purchase Orders; (iv) the Customer Purchase Orders; and (v) the Other Contracts;

            (b) the current liabilities of Seller set forth on SCHEDULE 2.4; and

            (c) all of Seller's other recorded liabilities set forth on SCHEDULE 2.4, including no more than $350,000.00 of interest-bearing debt.

      2.5 NO OTHER LIABILITIES ASSUMED. Anything in this Agreement to the contrary notwithstanding, except as specifically set forth in SECTION 2.4, neither Purchaser nor any of its Affiliates shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any debt, claim, obligation or other liability of Seller or any of its Affiliates whatsoever (the "Excluded Obligations").

                                   ARTICLE III

                           PURCHASE PRICE AND PAYMENT

      3.1   PAYMENT OF PURCHASE PRICE.

            (a) On the Closing Date, in consideration for the Acquired Assets, Purchaser shall pay to Seller an aggregate amount equal to $4,000,000 (the "Cash Amount"). The Cash Amount shall be paid to Seller by means of a certified check or by wire transfer of immediately available funds to a bank account pursuant to wiring instructions designated by Seller.

            (b) Stock Payment.

                  (i) At the Closing, in consideration for the Acquired Assets,
            Purchaser will deliver to Seller 22,222 shares of Travis Stock (the "Closing Shares") free and clear of all pledges, liens, transfer and stamp tax obligations, encumbrances, claims, and other charges thereof of every kind, subject to the terms and conditions of this
            SECTION 3.1(b). The Closing Shares will be evidenced by delivery by the Purchaser to the Seller of a share certificate.

                  (ii) At the Closing, in consideration for the Acquired Assets,
            Purchaser will deliver to the Escrow Agent 22,222 shares of Travis Stock (the "Escrowed Shares" and together with the Closing Shares, "Consideration Stock"), free and clear of all pledges, liens, transfer and stamp tax obligations, encumbrances, claims, and other charges thereof of every kind, subject to the terms and conditions of this SECTION 3.1(b) and of the Escrow Agreement. The Escrowed Shares will be evidenced by delivery by the Purchaser to the Escrow Agent of a share certificate.

                  (iii) Seller shall not be entitled to possession of the
            Escrowed Shares until the terms of the Escrow Agreement have been satisfied. Seller acknowledges and agrees that the transfer of the Closing Shares and, upon release of the Escrowed Shares pursuant to the Escrow Agreement, the transfer of any Escrowed Shares will be subject to and restricted by the terms of that certain Stockholders Agreement dated as of May 28, 1992, as amended from time to time, by and among Travis and the stockholders of Travis (the "Stockholders Agreement"). Seller further acknowledges and agrees that all Travis Stock shall bear an appropriate legend reflecting such restriction on transfer. At the Closing, Seller shall execute and deliver the documents necessary to bind Seller under and to make Seller subject to the terms of the Stockholders Agreement, subject to Seller's and its counsel's prior review of such Stockholders Agreement.

                  (iv) Effective as of the Closing Date, Purchaser shall cause to be executed and Seller shall execute an amendment to the Registration Rights Agreement dated as of May 28, 1992, as amended from time to time, by and among Travis and the Stockholders of Travis (the "Registration Rights Agreement"), pursuant to which amendment Seller shall be made a party to the Registration Rights Agreement and shall have all of the rights and obligations of a "Stockholder" (but not of a "Significant Stockholder") under the Registration Rights Agreement, as each such term is defined therein.

                  (v) With respect to the delivery of the Consideration Stock hereunder, Purchaser shall pay all customary fees, costs and expenses of such issuance, including without limitation all fees and disbursements of counsel and accountants for the Purchaser.

            (c) Deferred Purchase Price. In consideration of the non-competition covenant contained in SECTION 6.5 of this Agreement, on the date three months after the Closing Date and quarterly thereafter until the fifth anniversary of the Closing Date, Purchaser shall pay to Seller the sum of $25,000.00; PROVIDED, HOWEVER, that such amount shall not be payable in the event of any breach by any of the Selling Parties of such non-competition covenant and shall be subject to the rights of set-off relating to the indemnification obligations of the Selling Parties contained in ARTICLE IX.

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
      3.2 ALLOCATION OF CONSIDERATION. The Purchase Price shall be allocated among the Acquired Assets in accordance with the principles set forth on
SCHEDULE 3.2. Seller and Purchaser shall each make all required filings under
Section 1060 of the Code consistent with such allocation and shall not take any position inconsistent with such allocation in any other of their respective Tax Returns. SCHEDULE 3.2 shall also set forth the parties' mutual agreement as to the value of Travis stock to be delivered in connection herewith.

      3.3 BULK SALES LAWS. The parties hereto waive compliance with the requirements of the applicable Bulk Sales Laws in connection with the consummation of the transactions contemplated hereby. Seller agrees to indemnify Purchaser for any losses sustained by Purchaser as a result of the failure of the parties to so comply with California Bulk Sales Laws.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

      Seller and Cowan hereby jointly and severally represent and warrant to Purchaser as of the Closing Date as follows:

      4.1 DUE INCORPORATION, ETC. Seller is duly organized, validly existing and in good standing under the laws of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as it is now being owned, leased, operated and conducted. Seller is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification, except where failure to be so licensed or qualified would not have a Material Adverse Effect. Seller shall remain solely responsible for any liability which might arise from a failure to so license or qualify the corporation in a state other than California prior to the date hereof. However, Purchaser shall be responsible to make Purchaser's own determination as to the necessity of licensing or qualifying Purchaser in any state other than California after the date hereof and Seller shall have no liability for any failure to license or qualify Purchaser in a state other than California after the date hereof. The jurisdictions in which Seller is incorporated and licensed or qualified to do business as a foreign corporation are set forth on SCHEDULE
4.1. The Business does not involve any direct or indirect subsidiaries of Seller, either wholly or partially owned, or any direct or indirect economic, voting or management interest or security held by Seller in or of any Person. True, accurate and complete copies of the articles of incorporation and bylaws (or similar organizational instruments), as amended, and all minutes of all meetings since January 1, 1996 (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) and stockholders of Seller (other than such minutes or consents that the Seller is prohibited from disclosing under a confidentiality agreement with Michael Rietkerk) have been delivered to Purchaser. All actions taken by the Board of Directors (and all committees thereof) and stockholders of Seller are reflected in such minutes and written consents.

      4.2 OWNERSHIP OF SELLER. Cowan is the sole owner of capital stock of Seller and no other person owns or has rights to receive any stock of Seller. No other person or entity has any rights arising out of prior ownership of capital stock of Seller, except as follows: the sale of assets of Seller shall cause an acceleration of the amounts due from Cowan to a former shareholder of Seller, Michael Rietkerk. The amounts currently owing to Rietkerk are guaranteed by Seller, and shall be paid by Cowan and/or Seller immediately after the Closing of this transaction. Purchaser is assuming no liability for any such debt.

      4.3 DUE AUTHORIZATION. Seller and Cowan each has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and its Related Agreements have been duly and validly approved by Seller's board of directors and by the sole stockholder of Seller and no other actions or proceedings on the part of Seller are necessary to authorize this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Each of Seller and Cowan has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes legal, valid and binding obligations of Cowan and Seller and Seller's and Cowan's Related Agreements upon execution and delivery by Seller or Cowan will constitute legal, valid and binding obligations of Seller and Cowan, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

      4.4   CONSENTS AND APPROVALS; NO CONFLICTS, ETC.

            (a) Except for the Required Consents set forth on SCHEDULE 4.4, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller and Cowan of this Agreement and its Related Agreements or the consummation of the transactions contemplated hereby or thereby.

            (b) The execution, delivery and performance by Seller and Cowan of this Agreement and its Related Agreements do not and will not (i) violate any Law applicable to Seller, Cowan, any of the Acquired Assets or the Business; (ii) violate or conflict with, result in a breach or termination or constitute a default or give any third party any additional right (including a termination right) under, permit cancellation or result in the creation of any Lien upon any of the assets or properties of Seller or Cowan under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Seller or Cowan is a party or by which Seller, Cowan or any of their assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Seller or Cowan or indebtedness secured by any of their assets or properties other than as referenced in SECTION 4.2, above; (iv) violate or conflict with any provision of any of the articles of incorporation, bylaws or similar organizational instruments of Seller; or (v) violate or conflict with any provision of any agreement between either of the Selling Parties and any former shareholder of Seller.

      4.5   FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.

            (a) Seller has delivered to Purchaser copies of the Financial Statements. The Financial Statements are in accordance with the books and records of Seller, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

            (b) The Financial Statements make full and adequate disclosure of, and provision for, all material obligations and liabilities of Seller as of the date thereof. Seller has no liabilities, debts, claims or obligations (including "off-balance sheet" liabilities, debts, claims or obligations), whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) as set forth on SCHEDULE 4.5 or in the Latest Balance Sheet and (ii) trade payables and accrued expenses incurred in the ordinary course of business since the date of the Latest Balance Sheet.

      4.6 NO ADVERSE EFFECTS OR CHANGES. Since May 29, 1996, Seller has conducted the Business in all respects only in the ordinary course and consistent with past practices. Without limiting the foregoing, since May 29, 1996, Seller has not:

            (a) suffered any Material Adverse Effect;

            (b) suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance);

            (c) except for Seller Purchase Orders or Customer Purchase Orders in the ordinary course of business or distribution to Cowan, incurred any obligation or entered into any Contract which either (i) required a payment by any party in excess of, or a series of payments which in the aggregate exceeds $5,000 or provides for the delivery of goods or performance of services, or any combination thereof, by Seller having a value in excess of $25,000, or (ii) has a term of or requires the performance of any obligations by Seller over a period in excess of six months;

            (d) taken any action, or entered into or authorized any Contract or transaction other than in the ordinary course of business and consistent with past practice;

            (e) sold, transferred, conveyed, assigned or otherwise disposed of any of its assets or properties, except sales of inventory in the ordinary course of business and consistent with past practice;

            (f) waived, released or cancelled any claims against third parties or debts owing to it, or any rights which have any value;

            (g) made any material changes in its accounting systems, policies, principles or practices;

            (h) made any changes in the terms of any of the Assumed Obligations;

            (i) entered into, authorized, or permitted any transaction with any Affiliate of Seller;

            (j) made any borrowing, incurred any debt (other than trade payables in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice);

            (k) made any loans, advances or capital contributions to, or investments in, any other Person;

            (l) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer, consultant or employee, or increased in any manner the compensation or fringe benefits of any director, officer, consultant or employee which is not set forth on SCHEDULE 4.19, or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

            (m) except for capital expenditures contemplated by CLAUSE (N), acquired, leased or encumbered any assets outside the ordinary course of business or any assets which are material to Seller;

            (n) [Intentionally omitted.]

            (o) made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes, to the extent such election, settlement, compromise, waiver or extension could result in a Lien on any of the Acquired Assets or could otherwise adversely affect the Business;

            (p) paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against Seller, or any of its directors, officers, employees or agents;

            (q) terminated, modified, amended or otherwise altered or changed any of the material terms or provisions of any Contract, or paid any amount not required by Law or by any Contract;

            (r) except as contemplated by SECTION 2.1(H)(I) or disclosed on
      SCHEDULE 4.19, declared any dividend or made any other distribution in respect of its capital stock; or

            (s) except as approved in writing by Purchaser entered into any sublease affecting any of the Real Property.

      4.7   FUTURE RELATIONSHIPS.

            (a) To the knowledge of the Selling Parties, (i) there are no facts, circumstances, or conditions which, individually or in the aggregate would cause any material customer of Seller to discontinue its relationship with the Business after the Closing and (ii) there are no facts not disclosed in the Schedules or in this Agreement, circumstances or conditions that individually or in the aggregate could reasonably be expected to interfere with the relationship of Lucent Technologies, Inc. and the Business after the Closing.

            (b) Notwithstanding the foregoing, Seller has disclosed to Purchaser the highly competitive nature of Seller's business, and has made no representations with regard to any assurance of continued relationships with its customers or suppliers. Seller has specifically disclosed to Purchaser that Seller's previous agreement with AT&T for the resale of refurbished and surplus 5ESS switch circuit packs has expired as of August 9, 1996, and a new entity, Lucent Technologies, Inc., has assumed responsibilities previously held by AT&T for the distribution and repair of refurbished telecommunications equipment. While Seller has already commenced a profitable relationship with Lucent and is exploring the potential for an expansion of its product lines from the previous relationship with AT&T, Seller makes no representations or assurances to Purchaser with regard to such future relationships. Seller has also disclosed to Purchaser that Seller is currently negotiating with Nynex for a form of exclusive vendor agreement for certain of Seller's products, but Seller will not enter into any such agreement unless Seller has determined that the pricing schedule for such a contract is advantageous to Seller. Seller has also disclosed to Purchaser that its approved vendor status with Southwestern Bell for spot purchasing will come up for review on September 30, 1997. While Seller has no reason to believe that the approved vendor status will not be renewed, no assurance is made hereunder to that effect.

      4.8 TITLE TO PROPERTIES. Seller has good and valid record and marketable title to and is the lawful owner of the Acquired Assets, free and clear of any Lien. Seller has the full right to sell, convey, transfer, assign and deliver the Acquired Assets to Purchaser, and, at and as of the Closing, Seller will convey the Acquired Assets to Purchaser by deeds, bills of sale, certificates of title and instruments of assignment and transfer effective to vest in Purchaser, and Purchaser shall have, good and valid record and marketable title to all of the Acquired Assets, free and clear of all Liens.

      4.9 CONDITION AND SUFFICIENCY OF ASSETS. All of the tangible Acquired Assets, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof. The Acquired Assets constitute all the assets, properties and rights which are required for or currently used in connection with the conduct of the Business as it is presently conducted.

      4.10  REAL PROPERTY.

            (a) SCHEDULE 2.2(a) sets forth a true, accurate and complete list of all of the Real Property Leases, and true, accurate, complete and insurable legal descriptions of all of the land subject to the Real Property Leases. The land subject to the Real Property Leases constitutes all of the land used by Seller in the conduct of the Business. Seller has delivered to Purchaser true, accurate and complete copies of the Real Property Leases, together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in its possession relating to any of the land subject to a Real Property Lease.

            (b) The activities carried on in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of or located on or at the land subject to a Real Property Lease, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not to the best of Seller's knowledge in violation of or in conflict with, any applicable zoning, environmental or health regulations or ordinance or any other similar Law.

            (c) All of the Real Property Leases are in full force and effect, valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies. None of the Real Property Leases have been amended or modified except as reflected therein and except that the lease for the premises occupied by Seller has been modified to reduce the size of the leased premises by 2,500 square feet and to reduce the rent by $891.00, in each case is as of the Closing Date.

            (d) Seller has not received any notice of any, and there exists no, dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default under any Real Property Lease. All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the Real Property Leases on or prior to the Closing Date will have been paid prior to the Closing Date.

            (e) All lessors under the Real Property Leases have consented or prior to Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement or the Related Agreements without requiring modification in the rights or obligations thereunder. None of the Real Property Leases are expected to expire or terminate during the year following the Closing Date. There are no indications that the landlord with respect to any Real Property Lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases that would not be material.

            (f) Attached hereto as SCHEDULE 4.10(I) is a list of all sublessees of the Real Property.

      4.11 EQUIPMENT AND VEHICLES. SCHEDULE 2.1(a) sets forth a true, accurate and complete list of all of the Equipment. SCHEDULE 2.1(b) sets forth a true, accurate and complete list of all of the Vehicles. The Personal Property Leases set forth on SCHEDULE 2.2(d) constitute all leases by Seller of any item of personal property used by Seller, except for those leases of personal property which have been disclosed to Purchaser and are not being assumed by Purchaser hereunder. All of the Equipment and all of the other personal property leased by Seller under the Personal Property Leases is presently utilized by Seller in the ordinary course of business. Seller has delivered to Purchaser true, accurate and complete copies of all Personal Property Leases.

      4.12 INVENTORIES. SCHEDULE 2.1(c) sets forth a true, accurate and complete schedule of all Inventories, with an accurate and complete description of each item and an accounting of the cost of each item and [does not include] [designates] items that have been written off or written down with the consent of Purchaser. Each item of the Inventories, except those given a value of zero in the Financial Statements, is of merchantable quality and is usable in the ordinary course of business, and none of such items is obsolete or non-saleable, has been pledged or otherwise given as collateral, or is held by Seller on assignment or consignment. The Inventories are fairly reflected in the inventory accounts on the balance sheets included in the Financial Statements, including all appropriate reserves, and are valued at the lower of cost or market.

      4.13 ACCOUNTS RECEIVABLE. SCHEDULE 2.1(d) sets forth a true, accurate and complete aging schedule of all Accounts Receivable. Each Account Receivable represents (a) a sale made in the ordinary course of business and which arose pursuant to an enforceable written Contract for a bona fide sale of goods or for services performed, and Seller has performed all of its obligations to produce the goods or perform the services to which such Account Receivable relates, and
(b) except as adequately reserved against in the balance sheets of Seller included in the Financial Statements, amounts owed which are not more than 30 days past due and which are not subject to any claim or reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor owing such amount. Except as reserved against on such balance sheets, the Accounts Receivable are collectible in full within 60 days in at least the amount at which they are carried on the books of Seller.

      4.14  INTELLECTUAL PROPERTY.

            (a) Seller has no interest in any intellectual property, other than the use of its corporate name of New West Communications, Inc. While said corporate name has been approved for use by the California Secretary of State and Department of Corporations, Seller has not attempted to obtain any state or federal trademark protection for said name, and makes no representations with regard to the use of said name, other than as follows:

                  (i) Seller has not granted any license or agreed to pay or receive any royalty in respect of use of its trade name; and

                  (ii) Seller's use of the trade name "New West Communications" has not been the subject of any pending or threatened litigation or claim of infringement to date.

            (b) The products and services produced and sold by Seller, any process, method, part, design or material it employs, and the marketing and use by Seller of any such product or service do not, to the best of Seller's knowledge, infringe any Intellectual Property or confidential or proprietary rights of another Person, and Seller has not received any notice contesting its right to use any such Intellectual Property.

      4.15 CONTRACTS. SCHEDULE 2.2(f) sets forth a true, accurate and complete list of all current Contracts and arrangements of the following types to which Seller is a party or by which it is bound, or to which any of the Acquired Assets is subject, including:

            (a) any collective bargaining agreement;

            (b) any Contract or arrangement of any kind with any employee, officer or director of Seller or any of the respective Affiliates of such individuals, or any Contract or other arrangement of any kind with any Affiliate of Seller;

            (c) any Contract or arrangement with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

            (d) any Contract or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $5,000, except Seller Purchase Orders and Customer Purchase Orders in the ordinary course of business.

            (e) any Contract or arrangement pursuant to which Seller has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

            (f) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other Contract or arrangement relating to the borrowing of funds, an extension of credit or financing;

            (g) any Contract or arrangement involving a partnership, joint venture or other cooperative undertaking;

            (h) any Contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of Seller;

            (i) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of Seller, or Seller is granted the authority to act for or on behalf of any Person;

            (j) any Contract relating to the Computer System;

            (k) any Contract for which the full performance thereof may extend beyond 60 days from the date of this Agreement;

            (l) any Contract not made in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement;

            (m) any Contract, whether or not fully performed, relating to any acquisition or disposition of Seller or any predecessor in interest of Seller, or any acquisition or disposition of any subsidiary, division, line of business, or real property; and

            (n) any Contract not specified above that is material to Seller.

      Seller has delivered to Purchaser true, accurate and complete copies of each document set forth on SCHEDULE 2.2(f) and a written description of each oral arrangement so listed. All such Contracts and arrangements have been entered into by Seller in the ordinary course of business. Seller has delivered to Purchaser true, accurate and complete copies of each form which has been used in the Business and is in effect with respect to any third party on the date hereof.

      4.16 PERMITS. SCHEDULE 2.2(H) sets forth a true, accurate and complete list of all Permits held by Seller. All such Permits are in full force and effect and are transferable to Purchaser without cost or any action on Seller's or Purchaser's part. Except for the Permits set forth on SCHEDULE 2.2(H), there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the Business.

      4.17  INSURANCE.

            (a) SCHEDULE 4.17 sets forth a true, accurate and complete list of all policies of fire, liability, workmen's compensation, title and other forms of insurance owned, held by or applicable to Seller and its assets, and Seller has heretofore delivered to Purchaser a true, accurate and complete copy of all such policies. [To the best of Seller's knowledge,] all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which Seller is a party, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Business. Seller has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three years.

            (b) SCHEDULE 4.17(b) sets forth a true, accurate and complete list of all claims which have been made by Seller within the past three years under any workmen's compensation, general liability, property or other insurance policy applicable to Seller or any of its properties. There are no pending or threatened claims under any insurance policy. Such claim information includes the following information with respect to each accident, loss, or other event: (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the report date and (iv) the amounts paid or expected to be paid or recovered.

      4.18 EMPLOYEE BENEFIT PLANS. Neither Seller nor any ERISA Affiliate of Seller is a party to nor participates in or has any liability or contingent liability under any collective bargaining agreement, pension, bonus, profit sharing, stock option or other agreement or arrangements providing for employee benefits (other than health insurance), including any "employee welfare benefit plan", "employee pension benefit plan" as those terms are defined under ERISA. Seller has not entered into any severance or similar arrangement in respect of any present or former employee that will result in any absolute or contingent obligation of Purchaser to make any payment to any present or former employee following termination of employment, other than as set forth in the Employment Agreement attached hereto as Exhibit "A".

      4.19 EMPLOYMENT AND LABOR MATTERS. SCHEDULE 4.19 sets forth a true, accurate and complete list of the names, titles, annual compensation and all bonuses and similar payments made with respect to each such individual for the current and preceding fiscal years for and the location of all directors, officers and employees of Seller who work at or in connection with the Business, wherever located. To the best of Seller's knowledge, Seller has and currently is conducting the Business in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. Seller's relationship with its employees is good and there is, and during the past five years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or threatened against or involving Seller. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement between Seller and any employees of the Business is pending and no claim therefor has been asserted. None of the employees of Seller is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or during the past three years has been made to organize any employees of Seller to form or enter a labor union or similar organization.

      4.20 CAPITAL IMPROVEMENTS. SCHEDULE 4.20 sets forth a true, accurate and complete list of all of the capital improvements or purchases or other capital expenditures to which Seller has committed or for which it has contracted and which in any event have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

      4.21  TAXES.

            (a) All Federal, state, local and foreign income, corporation and other Tax Returns have been filed for Seller and all other filings in respect of Taxes have been made for Seller for all periods through and including the Closing Date as required by applicable Law. All Taxes shown as due on all such Tax Returns and other filings have been paid. Each such Tax Return and filing is true, accurate and complete and Seller does not and will not have any additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Law to be filed other than as reflected as liabilities on the Financial Statements. There are no Tax Liens (other than Liens for current Taxes not yet due and payable) upon the properties or assets of Seller. All Taxes which Seller is required by Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose. Notwithstanding the foregoing, Seller has disclosed to Purchaser that Seller has not filed tax returns in any state other than California and Colorado (for 1995), and has not paid income or sales taxes in any such other states. Seller has obtained resale certificates from purchasers of Seller's products in other states, and has acted on the assumption that sales and income tax would not be due or payable in any states other than California. Notwithstanding the foregoing, Purchaser is not assuming any liabilities for unpaid taxes of Seller.

            (b) Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

            (c) None of the Acquired Assets constitutes a joint venture, partnership or other arrangement or contract which is treated as a partnership for Federal income tax purposes.

            (d) None of the Acquired Assets constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the Acquired Assets is subject to a lease, safe harbor lease or other arrangement as a result of which Seller is not treated as the owner for Federal income tax purposes.

      4.22  NO DEFAULTS OR VIOLATIONS.

            (a) Seller has not breached any provision of nor is it in default under the terms of, any current Contract to which it is a party or under which it has any rights or by which it is bound, and no other party to any such Contract has breached such Contract or is in default thereunder.

            (b) Seller, the Business, each of the Acquired Assets and each of the Leased Assets is, to the best of Seller's knowledge, in compliance with, and no violation exists under, any and all Laws applicable to Seller, the Business, each of the Acquired Assets and each of the Leased Assets.

            (c) No notice from any Governmental Authority has been received by Seller claiming any violation of any Law (including any building, zoning or other ordinance) or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

      4.23  ENVIRONMENTAL MATTERS.

            (a) the Business, the Acquired Assets and the Leased Assets are, to the best of Seller's knowledge, in full compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law;

            (b) no releases of Hazardous Materials have, to the best of Seller's knowledge, occurred at or from any property which is now owned or leased by Seller or which was otherwise owned or used by the Seller;

            (c) there are no past, pending, or threatened claims against the Seller with respect to a violation of any Environmental Law;

            (d) there are no leaking underground storage tanks owned by Seller or located at any facility owned or operated by the Seller;

            (e) to the best of Seller's knowledge, no condition has existed or event has occurred with respect to any property that was at any time owned or leased, or any direct or indirect subsidiary that was at any time owned, by Seller, any predecessor to Seller or any Person that is or was an Affiliate of Seller, which property or subsidiary has been sold, transferred or disposed or for which any lease has terminated, that in any case could, with or without notice, passage of time or both, give rise to any present or future liability of Purchaser pursuant to any Environmental Law; and

             (f) there are no facts, circumstances or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property owned, operated or leased by the Seller.

      4.24  LITIGATION.

            (a) There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or threatened against or affecting Seller or any of its officers, directors, employees, agents or stockholders thereof in their capacity as such, or any of the properties or businesses of Seller, including the Acquired Assets and the Leased Assets, and Seller is not aware of any facts or circumstances which may give rise to any of the foregoing. Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Seller has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Seller has any continuing obligation.

            (b) There are no claims, actions, suits, proceedings or investigations pending or threatened by or against Seller with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and Seller has no reason to believe there is a valid basis for any such claim, action, suit, proceeding, or investigation.

      4.25  NO CONFLICT OF INTEREST.

            (a) neither Seller nor any of its Affiliates (i) has or claims to have any direct or indirect interest in any tangible or intangible property used in a business similar to the Business or (ii) has any direct or indirect interest in any other Person which conducts a business similar to the Business; and

            (b) none of Seller's Affiliates has any Contract or arrangement with, or does business or is involved in any way with, the Business.

      4.26 BANK ACCOUNTS. SCHEDULE 4.26 sets forth a true, accurate and complete list of the names and locations of each bank or other financial institution at which Seller has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from Seller and a summary statement thereof.

      4.27 CLAIMS AGAINST OFFICERS AND DIRECTORS. There are no pending or threatened claims against any director, officer, employee or agent of Seller or any other Person which could give rise to any claim for indemnification against Seller.

      4.28 IMPROPER PAYMENTS. Neither Seller, any of its Affiliates, any of their respective directors, officers, employees, agents or representatives, nor any other Person acting on behalf of any of them, has, to the best of Seller's knowledge, made, paid or received any improper payments that is in any manner related to the Business, which Seller knows or has reason to believe has been illegal under federal, state or local law of the United States.

      4.29 DUE DILIGENCE MATERIALS. Seller has provided to Purchaser or its representatives all documents of the character and type requested by Purchaser and its representatives in connection with their due diligence review of the Business, and there are no documents in the possession of Seller or any of its agents or representatives of a similar character or type which have not been so provided to Purchaser after request therefor.

      4.30 NO OTHER AGREEMENT. Neither Seller nor any of its Affiliates has any Contract or arrangement with respect to the sale or other disposition of the Business, except as set forth in this Agreement, or the capital stock of Seller. Except for sales of assets in the ordinary course of business, neither Seller nor any of its Affiliates has any Contract or arrangement with respect to the sale or other disposition of any of the Acquired Assets or Leased Assets, except as set forth in this Agreement.

      4.31 CLOSING FINANCIAL STATEMENTS. Seller has accrued on the Closing Financial Statements all expenses incurred in connection with the Business prior to the Closing Date.

      4.32 BROKERS. Seller has not used any broker or finder in connection with the transactions contemplated hereby, and neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Seller in connection with any of the transactions contemplated by this Agreement.

      4.33  INVESTMENT MATTERS.

            (a) Each of the Selling Parties is an "accredited investor," as such term is defined in Regulation D of the Securities Act;

            (b) Each of the Selling Parties is acquiring the Travis Stock for his own account and not with a view to or for sale in connection with any distribution of such interests;

            (c) Each of the Selling Parties has knowledge and expertise in financial and business matters such that he is capable of evaluating the merits and risks of purchasing the Travis Stock and has the capacity to protect his interests in connection with the purchase of the Travis Stock;

            (d) Each of the Selling Parties has consulted with counsel of his own choosing in connection with the rights and obligations of each of the Selling Parties under this Agreement, under the documents to be executed in connection herewith and under the Stockholders Agreement and the Registration Rights Agreement, which counsel is experienced in transactions of this nature;

            (e) Each of the Selling Parties acknowledges that the Travis Stock has not been registered under the Securities Act or under applicable state securities laws, and, except as otherwise provided in the Registration Rights Agreement, such Selling Party has no right to require such registration; and each of the Selling Parties further acknowledges that the right of such Selling Party to transfer the Travis Stock may be further restricted by the Securities Act and applicable state securities laws; and

            (f) Each of the Selling Parties is familiar with the assets, liabilities, results of operations, business and prospects of Travis and has been afforded the opportunity to review and inspect any and all information, documents or facilities of, or relating to, Travis for the purpose of evaluating whether to enter into this Agreement and is satisfied with such investigation.

      4.34 ACCURACY OF STATEMENTS. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Seller to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

      4.35 NO REPRESENTATIONS OR WARRANTIES RE PROFITABILITY. Seller does not make any representations or warranties with regard to the potential profitability of a company acquiring the assets of Seller. While Seller has fully and accurately disclosed information necessary to give a financial history of Seller's operation of such business for the past two years, Purchaser is aware that Seller is involved in a highly competitive business, and Purchaser has made its own determination as to the potential profitability of a company utilizing the assets of Seller in the future.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND TRAVIS.

      Purchaser and Travis hereby jointly and severally represent and warrant to Seller, as of the Closing Date, as follows:

      5.1 DUE INCORPORATION/OWNERSHIP. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. Travis is the sole owner of capital stock of Purchaser, and no other person owns or has rights to receive any stock of Purchaser. Unless otherwise agreed by Cowan, Purchaser shall remain a direct or indirect 50% owned subsidiary of Travis until all of the terms and conditions to be performed by Purchaser under this Agreement, and the Related Agreements, have been satisfied in full.

      5.2 DUE AUTHORIZATION. Purchaser has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements have been duly and validly approved by the boards of directors of Purchaser and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes legal, valid and binding obligations of Purchaser and the Related Agreements, upon execution and delivery by Purchaser will constitute legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

      5.3   CONSENTS AND APPROVALS; NO CONFLICTS, ETC.

            (a) Except as set forth on SCHEDULE 5.3, no consent, authorization or approval of filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby.

            (b) The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements do not and will not (i) violate any Law applicable to Purchaser or any of its properties or assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Purchaser or indebtedness secured by any of its assets or properties; or (iv) violate or conflict with any provision of Purchaser's articles of incorporation or bylaws (or similar organizational instruments).

      5.4 BROKERS. Purchaser has not used any broker or finder in connection with the transactions contemplated hereby, and neither Seller nor any Affiliate of Seller has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Purchaser in connection with any of the transactions contemplated by this Agreement.

      5.5   CAPITALIZATION.

            (a) The total authorized capital stock of the Purchaser consists of
      (i) 1,000 shares of common stock, par value $.01 per share, of which 1,000 of such shares are issued and outstanding on the date hereof. All of the outstanding shares of capital stock of the Purchaser have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement binding upon the Purchaser, and no holder of any of the capital stock of the Purchaser has any rescission rights with respect to such capital stock under any agreement, under the applicable charter documents of the Purchaser, or under any applicable federal, state and foreign securities laws, rules and regulations.

            (b) There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from the Purchaser any shares of, or any securities convertible into, the capital stock of the Purchaser.

      5.6 VALUATION OF TRAVIS STOCK. The parties have set forth their mutual agreement as to the value of Travis Stock on SCHEDULE 3.2. Travis and Purchaser represent to Seller that the last transfer of Travis Common Stock made prior to July 22, 1996, utilized a value of $22.50 per share.

      5.7 ACCURACY OF STATEMENTS. No representation or warranty made by Purchaser in this agreement, or to be furnished in connection with the transactions herein contemplated contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts necessary to make such representation or warranty, or any such statement not misleading to a prospective creditor of Purchaser or Travis, who is seeking full information with respect to Purchaser's or Travis' creditworthiness.

                                   ARTICLE VI

                          COVENANTS OF SELLING PARTIES

      Each of the Selling Parties agrees to perform each of the following covenants:

      6.1 IMPLEMENTING AGREEMENT. Subject to the terms and conditions hereof, each of the Selling Parties shall take all action required of it to fulfill its obligations under the terms of this Agreement and shall otherwise use its best efforts to facilitate the consummation of the transactions contemplated hereby. Except as otherwise expressly permitted hereby, each of the Selling Parties agrees that it will not take any action which would have the effect of preventing or impairing such Selling Party's performance of its obligations under this Agreement.

      6.2 INTERIM COMPENSATION. Immediately prior to Closing Seller shall pay to Cowan as compensation the Interim Compensation described on SCHEDULE 2(H)(II).

      6.3 PRESERVATION OF ACQUIRED ASSETS. Seller agrees that it will not sell the Acquired Assets to any Person other than Purchaser (or an Affiliate of Purchaser) and will not create a Lien over any of the Acquired Assets.

      6.4 COMPLIANCE WITH STATE TAX LAWS. Seller and Purchaser shall share equally in the payment of all taxes due under applicable state tax Laws governing bulk sales of assets or sales of assets outside the ordinary course of business, and shall jointly ensure that (a) all required filings have been made and (b) certification is obtained from the relevant taxing Governmental Authorities that there is no tax liability to which Purchaser may be subject under such Laws.

      6.5   NON-COMPETITION.

            (a) In exchange for the consideration described in SECTION 3.1(c), except as set forth below or as Purchaser may otherwise expressly agree in writing, each of the Selling Parties agrees that, from and after the date of this Agreement until the later of (x) five years after the Closing Date or (y) two years after the termination of Cowan's employment with Purchaser (such date being referred to herein as the "Ending Date"), it shall not, and shall not permit its Affiliates or any of its or their respective directors, officers or employees to, directly or indirectly:

                  (i) engage in, control, invest in, advise, manage, serve as a director, officer, or employee of, act as a consultant to, receive any economic benefit from or exert any influence upon, any business which conducts activities in the Territory (as hereinafter defined) similar to those conducted by the Business (as now conducted or hereafter expanded by Purchaser), at any time prior to the Ending Date;

                  (ii) solicit, divert or attempt to solicit or divert any party who is, was, or was solicited to become, a customer or supplier of the Business (as now conducted or hereafter expanded by Purchaser) at any time prior to the Ending Date;

                  (iii) employ, solicit for employment or encourage to leave their employment, any person who was during the two-year period prior to such employment, solicitation or encouragement or is an officer, employee, or independent contractor of the Business (as now conducted or hereafter expanded by Purchaser);

                  (iv) avail itself of or invest in any business opportunity which is related to the activities conducted by the Business (as now conducted or hereafter expanded by Purchaser), and which came to its attention prior to the Ending Date,

                  (v) disturb, or attempt to disturb, any business relationship between any third party and the Business (as now conducted or hereafter expanded by Purchaser); or

                  (vi) make any statement to any third party, including the
            press or media, likely to result in adverse publicity for the Business (as now conducted or hereafter expanded by Purchaser).

      For purposes of this SECTION 6.5(a), the term "Business" shall include the sale, marketing, manufacturing, refurbishment, and distribution of new, surplus, and refurbished telecommunications components, and the term "directly or indirectly" shall include acts or omissions as proprietor, partner, joint venturer, employer, salesman, agent, employee, officer, investor, director, lender or consultant of or owner of any interest in, any Person and the term "Territory" shall mean the United States, Canada and all other countries in which the Business has transacted business prior to the Ending Date.

            Seller hereby agrees that the limitation set forth above on its rights to compete with the Business and Purchaser during the Non-Competition Term are reasonable and necessary for the protection of the Business and Purchaser. In this regard, Seller specifically agrees that such limitation as to the period of time, geographic area and types and scopes of restriction on his activities are reasonable and necessary to protect the good will and other business interest of the Business and Purchaser.

            The parties acknowledge that Seller's agreement to enter into a non-competition covenant has been conditioned upon the corresponding payment obligations of Purchaser under paragraph 3.1(c) hereof, as well as Purchaser's covenants under the Employment Agreement. In the event that Purchaser is in default with respect to payment under paragraph 3.1(c) hereof or is in material default under the Employment Agreement, and such default remains uncured for 30 days after written notice from Employee to Purchaser of such default of the Purchase Agreement, the non-competition covenants set forth above and in the Employment Agreement shall be deemed terminated; PROVIDED THAT in no event shall an offset of amounts owed under Article IX of this Agreement against amounts owed under Section 3.1(c) or a failure to pay such amounts pursuant to Section 6.5(d) be deemed to be a default hereunder or thereunder.

            In the event that the Employee violates any non-competition covenant set forth above in this Article VI, then, notwithstanding any provision herein to the contrary, the time period specified above for which the non-competition covenants are effective shall be extended day for day for the time period that Employee is in violation of any such covenant.

            (b) The parties acknowledge that Cowan has been involved in various investment activities which are not similar to or in competition with those conducted by the Business, including, but not limited to art distribution, real estate investments, and prepaid cellular telephone products. The provision of SECTION 6.5(a) shall not preclude such non-competitive activities by Cowan, provided that such activities do not interfere with Cowan's obligations under the Employment Agreement.

            (c) In the event of actual or threatened breach of the provisions of this Section by any of the Selling Parties, Purchaser, in addition to any other remedies available to it for such breach or threatened breach, including the recovery of damages, shall be entitled to an injunction restraining such Selling Party from such conduct. If a bond is required to be posted in order for Purchaser to secure an injunction, the parties agree that said bond need not exceed the sum of $1,000.

            (d) In the event any Selling Party engages in any activity prohibited by this Section, Seller shall forfeit to Purchaser all rights and amounts then remaining due to Seller under SECTION 3.1(c).

            (e) If at any time any of the provisions of this SECTION 6.5 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this SECTION 6.5 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Selling Parties expressly agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

            (f) The provisions of this SECTION 6.5 shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition by the Selling Parties.

            (g) None of the Selling Parties shall, and each of the Selling Parties shall cause its Affiliates not to, directly or indirectly, disclose or use for their own benefit or for the benefit of any other Person, any Confidential Information. Each of the Selling Parties agrees that upon the request of Purchaser on or after the Closing Date, it will immediately deliver to Purchaser all papers, books, manuals, lists, correspondence and documents containing or relating to the Confidential Information, together with all copies thereof other than such materials as shall be necessary to permit the Selling Parties to prepare its tax returns and financial statements.

      6.6 USE OF NAME. From and after the Closing Date, each of the Selling Parties and its Affiliates will not directly or indirectly use in any manner any trade name, trademark, service mark or logo used by the Business or any word or logo that is similar in sound or appearance and the Selling Parties agree that they will cause Seller to change its name within 30 days of the Closing.

      6.7 TERMINATION OF CERTAIN AGREEMENTS. Effective as of the Closing, without any cost to Purchaser or the Business, Seller shall, and Seller agrees that it shall cause its Affiliates to, terminate, rescind, cancel and render void and of no effect any and all Contracts between the Business on the one hand and Seller or any of its Affiliates on the other hand; PROVIDED that this
SECTION 6.7 shall not apply to this Agreement or any Related Agreement.

      6.8 TAX MATTERS. Seller shall make available to Purchaser such records as Purchaser may require for the preparation of any Tax Returns or other similar reports or forms required to be filed by Purchaser and such records as Purchaser may require for the defense of any audit, examination, administrative appeal or litigation of any such Tax Return or other similar report or form.


                                   ARTICLE VII

                             COVENANTS OF PURCHASER

      Purchaser agrees to perform each of the following covenants:

      7.1 TAX MATTERS. Purchaser shall make available to Seller such records as Seller may require for the preparation of any Tax Returns or other similar reports or forms required to be filed by Seller and such records as Seller may require for the defense of any audit, examination, administrative appeal or litigation of any such Tax Return or other similar report or form.


                                  ARTICLE VIII

                                     CLOSING

      8.1 CLOSING. The Closing shall take place at the offices of Diehl and Rodewald, 1043 Pacific, San Luis Obispo, California 93401, at 10:00 a.m. on September 30, 1996. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

      8.2 DELIVERIES BY SELLING PARTIES. At the Closing, in addition to any other documents or agreements required under this Agreement, Selling Parties shall deliver to Purchaser the following:

            (a) A bill of sale in the form set forth in EXHIBIT B;

            (b) Originals of, and duly executed assignments of, all of the following: (i) the Real Property Leases; (ii) the Equipment and Other Personal Property Leases; (iii) the Seller Purchase Orders; (iv) the Customer Purchase Orders; and (v) the Other Contracts;

            (c) Evidence, in form and substance satisfactory to Purchaser, that all Required Consents have been obtained;

            (d) Estoppel certificates of all landlords under the Real Property Leases in form and substance satisfactory to Purchaser;

            (e) A written statement from each Person holding a Lien upon any of the Acquired Assets, confirming the repayment of the indebtedness secured thereby and the release as of the Closing Date of (i) such Lien and (ii) all obligations under any and all Contracts relating thereto, except to the extent such Liens relate solely to Assumed Obligations;

            (f) The originals and/or duly executed assignments (in form suitable for filing or recording with the appropriate Governmental Authority, if applicable) of all of the Permits;

            (g) The title for each of the Vehicles, duly endorsed for transfer by Seller;

            (h) Other instruments of transfer reasonably required by Purchaser to evidence the transfer of the Acquired Assets to Purchaser, including assignments with respect to any Intellectual Property registered, recorded or filed with any Governmental Authority, in form suitable for registration, recordation or filing with such Governmental Authority, in each case duly executed by Seller;

            (i) A certificate of the secretary or equivalent Person (a "Secretary") of Seller certifying resolutions of the board of directors of Seller and of the sole stockholder of Seller approving and authorizing the execution, delivery and performance of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Seller);

            (j) The articles of incorporation or similar instruments of Seller certified by the Secretary of State or equivalent Person of the jurisdiction of incorporation of Seller, and the bylaws or similar instruments of Seller, certified by the Secretary of Seller;

            (k) A Certificate of Good Standing for Seller from the State of California;

            (l) An opinion, dated the Closing Date, of Diehl & Rodewald, counsel for Seller, in form and substance satisfactory to Purchaser and to the effect noted on EXHIBIT C;

            (m) a certificate from Seller in form satisfactory to Purchaser certifying that Seller is not a "foreign person" within the meaning of section 1445(f)(3) of the Code;

            (n) A copy of an amendment of Seller's articles of incorporation to change Seller's name to a name dissimilar to, and which is not susceptible to confusion with "New West Communications", together with all filings required to effectuate such amendment in each state in which Seller is qualified to do business as a foreign corporation, all of which shall be certified by the Secretary of Seller and which shall be filed with such states within five(5) days of Closing;

            (o) All Cash and marketable securities included in the Acquired Assets;

            (p) The Employment Agreement duly executed by Cowan; and

            (q) The Closing Financial Statements.

      8.3 DELIVERIES BY PURCHASER. At the Closing, in addition to any other documents or agreements required under this Agreement, Purchaser shall deliver to Seller the following:

            (a) The Cash Amount and certificates representing the Seller Stock;

            (b) Consent and signature page authorizing Cowan's accession to the Stockholders Agreement;

            (c) Consent and signature page authorizing Cowan's accession to the Registration Rights Agreement;

            (d) A certificate of Purchaser's secretary certifying resolutions of the board of directors of Purchaser approving this Agreement and its Related Agreements and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser);

            (e) The long-form certificate of incorporation or similar instruments of Purchaser certified by the Secretary of State or equivalent Person of Purchaser's jurisdiction of incorporation, the bylaws or similar instruments of Purchaser, certified by Purchaser's Secretary and authorization from the California Secretary of State that Purchaser may do business in California as a foreign corporation; and

            (f) An opinion, dated the Closing Date, of Mayor, Day, Caldwell & Keeton, L.L.P., counsel for Purchaser, in form and substance satisfactory to Seller and to the effect set forth on EXHIBIT D;

      In addition, Purchaser shall deliver to Escrow Agent the Escrowed Shares.


                                   ARTICLE IX

                                 INDEMNIFICATION

      9.1 SURVIVAL. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of three years, except that Tax Warranties shall survive until the Tax Statute of Limitations Date and the Environmental Warranties Title and Authorization Warranties shall survive forever.

      9.2 INDEMNIFICATION BY SELLING PARTIES. The Selling Parties jointly and severally agree to indemnify each of the Purchaser Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any and all Losses suffered, sustained, incurred or required to be paid by any Purchaser Indemnified Party because of or that result from or arise out of:

            (a) the untruth, inaccuracy or breach of any representation or warranty, or the failure to fulfill any agreement or covenant, of either of the Selling Parties contained in this Agreement or in any certificate or other writing furnished to the Purchaser or Travis by or on behalf of either of the Selling Parties in connection herewith;

            (b) the Excluded Assets or the Excluded Obligations;

            (c) the assertion against any Purchaser Indemnified Party of any Liability relating to or arising out of the business, operations or assets of the Seller prior to the Closing Date or the actions or omissions of the Seller's directors, officers, shareholders, employees or agents prior to the Closing Date; or

            (d) any claim by The Geneva Companies pursuant to any agreement with Seller or Affiliate of Seller;

; PROVIDED, HOWEVER, that, except for Losses pursuant to (d) above, the initial $5,000 of Losses incurred or paid by the Purchaser Indemnified Parties for which the Selling Parties would otherwise be liable to such Purchaser Indemnified Parties hereunder shall be the liability of such Purchaser Indemnified Parties and the Selling Parties shall have no liability therefor and PROVIDED, FURTHER that in no event shall Seller be liable to the Purchaser Indemnified Parties under this ARTICLE IX for an aggregate amount in excess of $5,500,000.

      9.3 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify Seller and each of its respective Affiliates, officers, directors, employees, agents and representatives (the "Seller Indemnified Parties") against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

            (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Related Agreement or any document delivered at the Closing; or

            (b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out or contemplated in this Agreement or any Related Agreement or any document delivered at the Closing.

            (c) the assertion against any Seller Indemnified Party of any Liability relating to or arising out of the Acquired Assets and Assumed Obligations after the Closing Date;

PROVIDED, HOWEVER; that the initial $5,000 of Losses incurred or paid by the Seller Indemnified Parties for which Purchaser would otherwise be liable hereunder shall be the liability of such Seller Indemnified Parties and the Purchaser shall have no liability therefor.

      9.4 CLAIMS. (a) The provisions of this section shall be subject to SECTION
9.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement the Indemnified Person shall promptly give notice to the Indemnifying Person of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; PROVIDED that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this ARTICLE IX except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to SECTION 9.2 or 9.3), and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference. Any disputes as to any Indemnification Claim shall be resolved in accordance with Section 10.14 hereof.

      9.5   THIRD PARTY CLAIMS.

            (a) The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; PROVIDED that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this ARTICLE X except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense (a) participate in the defense of any claim, suit, action or proceeding and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to SECTION 3.3, 9.2 or 9.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof, PROVIDED that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

            (b) Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in SECTION 9.5(a) shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; PROVIDED that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; PROVIDED that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

            (c) In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

      9.6 PAYMENT OF INDEMNIFICATION OBLIGATIONS. In the event that either of the Selling Parties or the Purchaser is required to make any payment under
SECTION 9.4 or pursuant to a final determination under SECTION 10.14, such party shall promptly pay the Purchaser Indemnified Party or the Seller Indemnified Party, as the case may be, the amount of such indemnity obligation; PROVIDED, HOWEVER, that in the event that either of the Selling Parties shall be obligated to pay to Purchaser any amount pursuant to SECTION 9.4 or pursuant to a final determination under SECTION 10.14, Purchaser may set off the amount of such indemnity obligation against amounts owed pursuant to SECTION 3.1(c) or may submit to the Escrow Agent a request to withhold delivery of the amount of Escrowed Shares the fair market value of which is equal to the amount of such indemnity obligation. If there should be a dispute as to such amount, such Selling Party or the Purchaser, as the case may be, shall nevertheless pay when due (or Purchaser may set off) such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this SECTION 9.6 and the portion, if any, theretofore paid shall bear interest for the period from the date the amount was demanded by the Purchaser Indemnified Party or the Seller Indemnified Party, as the case may be, until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be the rate which is publicly announced from time to time by NationsBank of Texas, N.A. or its successor as its "prime rate".

      9.7 EXCLUSIVE REMEDY. Following the Closing, the indemnification provisions set forth in this Agreement constitute the sole and exclusive recourse and remedy for monetary damages (whether through indemnification, contribution or otherwise) available to the parties hereto with respect to the breach of any representation, warranty or covenant contained in this Agreement, but this provision shall not be construed to preclude any rights or remedies available to the parties under the Employment Agreement.

      9.8 INSURANCE OR THIRD PARTY INDEMNIFICATION. Notwithstanding anything to the contrary herein, an Indemnifying Person shall not be liable for a Loss arising out of or in connection with any matter described in this ARTICLE IX if and to the extent such Loss is covered by a policy of insurance or benefits from a right to indemnification from a Person not party to this Agreement and payment is made under such policy to the Indemnified Person by the insurer or under such right to indemnification by such Person, as applicable.


                                    ARTICLE X

                                  MISCELLANEOUS

      10.1 EXPENSES. Each party hereto shall bear its own expenses, including all legal and accounting fees, with respect to the transactions contemplated hereby. Seller and Purchaser shall share equally in the payment of all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Acquired Assets. All such expenses, taxes, fees and other costs payable by Seller or Cowan shall be paid by Cowan using funds from the consideration payable by Purchaser hereunder and not from funds in the Seller's possession immediately prior to Closing.

      10.2 AMENDMENT. This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser and Seller.

      10.3 NOTICES. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission or (c) five Business Days after being deposited in the mail, certified or registered, postage prepaid:

      If to Seller, addressed as follows:

      Craig Cowan
      265 Indian Knob Road
      San Luis Obispo, California 93401
      Telephone No.: (805)595-2020


      with a copy to:

      Diehl & Rodewald
      1043 Pacific Street
      San Luis Obispo, California 93401

      Attention:  Roderick Rodewald, Esq        .
      Telephone No.: (805)541-1000
      Facsimile No.: (805)541-6870

      If to Purchaser, addressed as follows:

      New West Acquisition Corp.
      Travis International, Inc.
      3000 Wesleyan, Suite 350
      Houston, Texas  77027
      Attention: Kirby Attwell
      Telephone No.: (713) 622-7475
      Facsimile No.: (713) 622-7477

      with a copy to:

      Mayor, Day, Caldwell & Keeton, L.L.P.
      700 Louisiana, Suite 1900
      Houston, Texas  77002
      Attention: Richard B. Mayor, Esq.
      Telephone No.: (713) 225-7019
      Facsimile No.: (713) 225-7047

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

      10.4 EFFECT OF INVESTIGATION. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

      10.5 WAIVERS. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

      10.6 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no assignment of any rights or obligations shall be made by Seller without the written consent of Purchaser or by Purchaser without the written consent of Seller, except that Purchaser may assign its rights hereunder without such consent to any Affiliate of Purchaser.

      10.7 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

      10.8 PUBLICITY. Except as required by Law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by Purchaser or Seller or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Purchaser and Seller, in any case, as to form, content, timing and manner of distribution or publication; PROVIDED that nothing in this SECTION 10.8 shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions.

      10.9 FURTHER ASSURANCES. Upon the reasonable request of Purchaser, Seller will on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, each of the Acquired Assets, and to otherwise carry out the purposes of this Agreement.

      10.10 SEVERABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

      10.11 REMEDIES CUMULATIVE. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

      10.12 ENTIRE UNDERSTANDING. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

      10.13 APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without giving effect to the principles of conflicts of law thereof.

      10.14 BINDING ARBITRATION.

            (a) Subject to the provisions of Section 10.14(b), below, if a dispute or controversy arises between the parties relating to this Agreement including any dispute regarding Article IX, the parties agree to use the following procedures prior to either party pursuing other available remedies:

                  (i) A meeting will be held promptly between the parties attended by individuals with decision-making authority to attempt in good faith to negotiate a resolution of the dispute. If either party intends to be accompanied at a meeting by an attorney, the other parties will be given at least three (3) business days' notice of such intention, and those parties also may be accompanied by an attorney. All negotiations pursuant to this Section 10.14 are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

                  (ii) If within ten (10) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the "Neutral"), seeking assistance in such regard from the American Arbitration Association ("AAA") if they have been unable to agree upon such appointment within twenty (20) days from the initial meeting. The obligation for payment of the fees of the Neutral shall be shared equally by the parties. In consultation with the Neutral, the parties will select or devise an alternative dispute resolution procedure ("ADR") by which they will attempt to resolve the dispute, and a time for the ADR to be held, with the Neutral making the decision as to the procedure and time (but unless circumstances require otherwise, not later than sixty (60) days after selection of the Neutral) if the parties have been unable to agree on any of such matters within twenty (20) days after initial consultation with the Neutral.

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
      Any ADR proceeding will be held in Los Angeles, California, at a location mutually agreeable to the parties or, if they are unable to agree, selected by the Neutral. The parties agree to participate in good faith in the ADR to its conclusion as designated by the Neutral.

                  (iii) If the parties are not successful in resolving the dispute as provided in Sections (i) and (ii), above, then the parties agree that such dispute will be settled by binding arbitration conducted on a confidential basis pursuant to the AAA Rules for Non- Administered Arbitration of Business Disputes by a sole arbitrator selected from the AAA Panels of Neutrals. Any decision or award as a result of any such arbitration proceeding will include the assessment of costs, expenses and reasonable attorneys' fees in favor of the prevailing party, which will be selected in the discretion of the arbitrator. Absent an agreement by the parties to the contrary, any such arbitration will be conducted at a location, in Los Angeles, California, selected by the arbitrator. The parties reserve the right to object to any proposed arbitrator who is employed by or affiliated with a competing organization or entity. Prior to issuing the arbitrator's final award of arbitration, the arbitrator will provide each party with the arbitrator's written tentative award, which will include the findings of fact as determined by the arbitrator upon which such tentative award is based. Each party will have ten (10) business days from the delivery of such tentative award to submit to the arbitrator a written rebuttal to the findings of fact set forth in the tentative award, and the arbitrator will promptly forward a copy of each party's rebuttal, if any, to the other parties. If no party submits such a rebuttal, the tentative award will be deemed final; if any party submits such a rebuttal, the arbitrator will promptly review the same and will deliver a final award, in writing, to each of the parties. An award of arbitration will be final and binding on the parties and may be confirmed in any appropriate court with jurisdiction.

                  (iv) All applicable statutes of limitation and defenses based upon the passage of time will be tolled while the procedures specified in this Section 10.14 are pending. The parties will take all such actions, if any, necessary to effectuate such tolling.

            (b) Notwithstanding the foregoing, with respect to each and every breach or violation or threatened breach or violation by any party hereto, any other party, Purchaser, in addition to all other remedies available at law or in equity including specific performance of the provisions hereof, shall be entitled to enjoin the commencement or continuance thereof and may, without notice to such other party, apply to any court of competent jurisdiction for entry of an immediate restrainig order or injunction. Upon the court's determination of such application for a restraining order or injunction, and subject to the parties' compliance therewith, further court action will be stayed pending completion of the procedures outlined in Section 10.14(a), above. Purchaser may set-off and apply against any and all amounts owing to the Selling Parties by Purchaser any damages incurred by Purchaser in connection with any breach or violation of this Agreement, whether such obligations arise on, before or after the date hereof; provided, however, that Purchaser shall not offset any such amounts until any rights that any of the Selling

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
Parties has to cure any breach or violation of this Agreement, which rights are set forth in this Section 10.14, have expired. Purchaser may pursue any of the remedies described herein concurrently or consecutively in any order as to any breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or a waiver of the right to pursue any of the other of such remedies.

      10.15 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                                    NEW WEST ACQUISITION, CORP.

                                    By: ______________________________
                                            Kirby Attwell
                                            President


                                    NEW WEST COMMUNICATIONS

                                    By: ______________________________
                                            Craig Cowan
                                            President

                                        ______________________________
                                            Craig Cowan

FOR THE LIMITED PURPOSE OF JOINING
IN THE REPRESENTATIONS AND WARRANTIES
SET FORTH IN ARTICLE V:

TRAVIS INTERNATIONAL, INC.

By: _______________________________
        Kirby Attwell
        President

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